Exhibit 99.1

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY22 Third Quarter Results

ST. LOUIS (August 4, 2022) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2022 third quarter ended June 30. Highlights include:

•	Net loss of $1.4 million ($0.10 per diluted share) compared to net income of $5.3 million, or $0.03 per share in the prior year
•	Net economic earnings* of $4.1 million, or $0.01 per share, down from $6.9 million, or $0.06 per share a year ago
•	Results reflect a shift in Missouri utility earnings (from summer to winter) combined with improved Spire Marketing results
•	We reaffirm our long-term growth and capital investment targets as well as FY22 earnings guidance

“We achieved another quarter of financial performance and capital investment that keeps us on pace with the expectations we set for the full year. We continued the important work of upgrading our infrastructure to make our system safer, more reliable and environmentally sustainable. We also further deployed technology, including ultrasonic meters, to improve our service operations and deliver on improved experience for the 1.7 million homes and business we serve,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We continued to progress on a number of regulatory matters, including our Missouri rate case and the recertification process for the Spire STL Pipeline, both well underway.”

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2022	2021	2022	2021
Net Economic Earnings (Loss)* by Segment
Gas Utility	$4.2	$12.3
Gas Marketing	0.4	(5.2)
Other	(0.5)	(0.2)
Total	$4.1	$6.9	$0.01	$0.06
Fair value and timing adjustments, pre-tax	(7.3)	(2.1)	(0.14)	(0.04)
Income tax adjustments	1.8	0.5	0.03	0.01
Net (Loss) Income	$(1.4)	$5.3	$(0.10)	$0.03
Weighted Average Diluted Shares Outstanding	52.3	51.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

We reported a consolidated net loss of $1.4 million ($0.10 per diluted share), compared to prior year net income of $5.3 million ($0.03 per share). Current year net economic earnings (NEE) were $4.1 million ($0.01 per share), compared to $6.9 million ($0.06 per share) last year, reflecting lower seasonal results from Gas Utility operations partially offset by better performance by Gas Marketing.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Gas Utility reported NEE of $4.2 million, compared to $12.3 million in the prior year. The $8.1 million decrease reflects a shift in the cadence of regulatory recovery in Missouri to the first two quarters of our fiscal year with an impact of approximately $6 million, as well as higher depreciation and property tax expenses tied to our pipeline upgrade investments.

Contribution margin increased $5.8 million from the prior year, due to net favorable regulatory adjustments at Spire Alabama and slightly higher margins at Spire Missouri net of the timing shift mentioned above.

Operation and maintenance (O&M) expenses of $95.0 million were $8.2 million lower than a year ago, or $3.8 million lower after removing a $4.4 million non-service cost transfer to other income (no earnings impact) largely reflecting lower employee-related costs.

Depreciation and amortization expense increased by $7.2 million from last year, reflecting increased capital investment in our gas utilities. Property taxes increased by $5.6 million reflecting infrastructure upgrades. Results also include unrealized losses on investments related to employee benefit plans.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. NEE, which excludes mark-to-market and other fair value adjustments, was $0.4 million, compared to a loss of $5.2 million in the prior year. The improvement reflects greater value creation from asset optimization, reflecting commodity price volatility and demand, as well as the absence of post-Uri costs incurred last year.

Other

Results of midstream operations and corporate costs on a NEE basis totaled a $0.5 million loss this quarter, comparable to last year.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2022	2021	2022	2021
Net Economic Earnings (Loss)* by Segment
Gas Utility	$240.6	$248.4
Gas Marketing	15.3	37.9
Other	(8.2)	(6.9)
Total	$247.7	$279.4	$4.54	$5.18
Missouri regulatory adjustment, pre-tax	—	9.0	—	0.18
Fair value and timing adjustments, pre-tax	(20.9)	(6.2)	(0.40)	(0.12)
Income tax adjustments	1.1	(0.6)	0.02	(0.01)
Net Income	$227.9	$281.6	$4.16	$5.23
Weighted Average Diluted Shares Outstanding	52.0	51.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first nine months of fiscal 2022, we reported consolidated net income of $227.9 million ($4.16 per diluted share) compared to $281.6 million ($5.23 per share) for the prior year. NEE for the nine months ended June 30, 2022 was $247.7 million ($4.54 per share), down from $279.4 million ($5.18 per share) a year ago. Higher results in the prior year reflected the favorable impacts of Winter Storm Uri primarily in our fiscal second quarter last year.

Gas Utility

For the first nine months of fiscal 2022, the Gas Utility segment reported NEE of $240.6 million, down from $248.4 million a year ago, reflecting higher depreciation and property tax expenses that more than offset higher contribution margin and lower O&M.

Year-to-date segment contribution margin increased by $22.9 million, largely due to new rates at Spire Missouri as well as a rate adjustment for Spire Alabama. These positive impacts were partially offset by lower usage and lower off-system sales and capacity release, due to the extreme weather associated with Winter Storm Uri a year ago.

O&M expenses, as reported, decreased by $3.7 million compared to the prior-year period, reflecting a $9.0 million prior-year benefit related to pension expense from the Missouri Supreme Court ruling that partially reversed a 2018 rate case pension disallowance, and $5.7 million in non-service cost transfer to other income. Excluding those items, O&M expenses were lower by $7.0 million due to lower operations and employee-related costs as well as lower bad debt expense.

Depreciation and amortization rose by $20.2 million reflecting capital investment across our utilities. Property taxes increased by $11.3 million reflecting infrastructure upgrades.

Gas Marketing

NEE was $15.3 million in the first nine months of fiscal 2022, down from $37.9 million in the prior-year period. Last year’s results benefited from the value created due to extreme weather associated with Winter Storm Uri.

Other

On an NEE basis, year-to-date midstream operations and corporate costs were a loss of $8.2 million, compared to a loss of $6.9 million in the prior-year period, reflecting an improved contribution from Spire Storage offset by higher corporate costs.

Regulatory Update

Missouri

As previously reported, Spire Missouri filed a new general rate case on April 1, 2022, seeking full recovery of its updated cost of service, deferred overhead costs, and increased capital investment, as well as a fair and reasonable rate of return. The filing requested a $152 million revenue increase, reflecting a $3.4 billion rate base and a rate of return based on a requested return on equity of 10.5% and a 55% equity capitalization.

The Missouri Public Service Commission (MoPSC) issued a procedural schedule in the case on May 18. Filing of testimony by third parties will occur on August 31 and September 9, 2022.

On June 3, 2022, Spire Missouri filed with the MoPSC a request for $11.9 million in additional Infrastructure System Replacement Surcharge (ISRS) revenues, reflecting infrastructure upgrade investment January 1–June 30, 2022.

Spire STL Pipeline

Spire STL Pipeline continues to operate under a temporary certificate while the Federal Energy Regulatory Commission (FERC) considers approval of a new permanent certificate under a court-ordered remand. As part of the remand, FERC planned to prepare an Environmental Impact Statement (EIS) on Spire STL Pipeline. FERC staff issued a positive EIS on June 16, 2022.

On May 27, 2022, the staff of the MoPSC issued its report following a prudency review of Spire STL Pipeline, concluding that the decision to build the pipeline was reasonable and prudent. This report was filed with FERC in support of the ongoing certificate review.

Balance Sheets and Cash Flow

For the third quarter of fiscal 2022, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at June 30, 2022, were $709.2 million, up from $672.0 million at fiscal 2021 year end and from $461.0 million a year ago, reflecting higher seasonal borrowing levels and deferred gas cost balances. We retain capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs. On July 22, 2022, Spire renewed its revolving credit facility, expanding its capacity to $1.3 billion and extending it through July 2027.

Net cash provided by operating activities was $204.6 million for the nine months ended June 30, 2022, down $16.0 million from the comparable period a year ago. The decrease reflects lower net income from Spire Marketing due to Winter Storm Uri in the prior year that was largely offset by higher recovery of deferred gas costs.

Capital expenditures for the first nine months of fiscal 2022 were $402.5 million, down from $463.2 million reflecting an approximate $43 million decrease in capital investment at our gas utilities and $17 million lower spend at Spire Storage and Spire STL Pipeline, as planned.

For additional details on Spire’s results for the third quarter of fiscal 2022, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5–7% given our growth strategy, expectations of reasonable regulatory outcomes, and planned capital investment in infrastructure upgrades, innovation and new business.

Our targeted capital investment for the 5-year period through fiscal 2026 remains $3.1 billion, and this level of investments is anticipated to drive 7–8% rate base growth for our utilities. Expected capital expenditures for fiscal 2022 remain $540 million.

We reaffirm our fiscal 2022 NEE guidance range of $3.75 – $3.95 per share.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.685 per share, payable October 4, 2022, to shareholders of record on September 12, 2022. We have continuously paid a cash common stock dividend since 1946, with 2022 marking the 19th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Preferred Stock payable November 15, 2022, to holders of record on October 25, 2022.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2022 third quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes in advance.

Date and Time:	Thursday, August 4
12 p.m. CT (1 p.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & presentations. A replay of the call will be available at 2 p.m. CT (3 p.m. ET) on August 4 until September 6, 2022, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 1991035.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Operating Revenues	$448.0	$327.8	$1,884.3	$1,945.3
Operating Expenses:
Natural gas	203.3	96.9	844.5	897.2
Operation and maintenance	102.3	112.0	331.9	342.6
Depreciation and amortization	60.4	53.1	176.2	155.4
Taxes, other than income taxes	44.1	32.6	153.3	126.6
Total Operating Expenses	410.1	294.6	1,505.9	1,521.8
Operating Income	37.9	33.2	378.4	423.5
Interest Expense, Net	29.3	26.9	85.4	78.4
Other (Expense) Income, Net	(12.1)	(1.0)	(8.1)	5.1
(Loss) Income Before Income Taxes	(3.5)	5.3	284.9	350.2
Income Tax (Benefit) Expense	(2.1)	—	57.0	68.6
Net (Loss) Income	(1.4)	5.3	227.9	281.6
Provision for preferred dividends	3.7	3.7	11.1	11.1
Income allocated to participating securities	—	0.1	0.3	0.5
Net (Loss) Income Available to Common Shareholders	$(5.1)	$1.5	$216.5	$270.0

Weighted Average Number of Shares Outstanding:
Basic	52.2	51.6	51.9	51.6
Diluted	52.3	51.7	52.0	51.7

Basic (Loss) Earnings Per Common Share	$(0.10)	$0.03	$4.17	$5.24
Diluted (Loss) Earnings Per Common Share	$(0.10)	$0.03	$4.16	$5.23
Dividends Declared Per Common Share	$0.685	$0.65	$2.06	$1.95

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2022	2021	2021
ASSETS
Utility Plant	$7,549.7	$7,225.0	$7,110.2
Less: Accumulated depreciation and amortization	2,256.7	2,169.3	2,173.1
Net Utility Plant	5,293.0	5,055.7	4,937.1
Non-utility Property	476.9	471.1	463.6
Other Investments	90.5	83.1	76.4
Total Other Property and Investments	567.4	554.2	540.0
Current Assets:
Cash and cash equivalents	16.0	4.3	23.9
Accounts receivable, net	587.2	596.3	502.0
Inventories	300.3	305.0	216.4
Other	357.6	410.9	156.0
Total Current Assets	1,261.1	1,316.5	898.3
Deferred Charges and Other Assets	2,662.4	2,430.0	2,517.9
Total Assets	$9,783.9	$9,356.4	$8,893.3

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,622.5	1,569.6	1,565.6
Retained earnings	949.2	843.0	887.6
Accumulated other comprehensive income	32.2	3.6	1.9
Total Shareholders' Equity	2,845.9	2,658.2	2,697.1
Temporary equity	15.0	9.8	9.3
Long-term debt (less current portion)	3,207.9	2,939.1	2,939.0
Total Capitalization	6,068.8	5,607.1	5,645.4
Current Liabilities:
Current portion of long-term debt	31.2	55.8	110.8
Notes payable	709.2	672.0	461.0
Accounts payable	581.2	409.9	294.3
Accrued liabilities and other	428.3	470.6	425.7
Total Current Liabilities	1,749.9	1,608.3	1,291.8
Deferred Credits and Other Liabilities:
Deferred income taxes	675.8	612.3	605.8
Pension and postretirement benefit costs	199.6	235.9	231.8
Asset retirement obligations	535.4	519.6	556.5
Regulatory liabilities	389.0	620.9	414.6
Other	165.4	152.3	147.4
Total Deferred Credits and Other Liabilities	1,965.2	2,141.0	1,956.1
Total Capitalization and Liabilities	$9,783.9	$9,356.4	$8,893.3

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2022	2021
Operating Activities:
Net Income	$227.9	$281.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176.2	155.4
Deferred income taxes and investment tax credits	57.0	68.4
Changes in assets and liabilities	(262.6)	(294.2)
Other	6.1	9.5
Net cash provided by operating activities	204.6	220.7

Investing Activities:
Capital expenditures	(402.5)	(463.2)
Other	4.2	1.5
Net cash used in investing activities	(398.3)	(461.7)

Financing Activities:
Issuance of long-term debt	300.0	629.1
Repayment of long-term debt	(55.8)	(60.4)
Issuance (repayment) of short-term debt, net	37.2	(187.0)
Issuance of common stock	51.9	0.6
Dividends paid on common stock	(105.9)	(99.6)
Dividends paid on preferred stock	(11.1)	(11.1)
Other	(3.8)	(10.8)
Net cash provided by financing activities	212.5	260.8

Net Increase in Cash, Cash Equivalents, and Restricted Cash	18.8	19.8
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	11.3	4.1
Cash, Cash Equivalents, and Restricted Cash at End of Period	$30.1	$23.9

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2022
Net Income (Loss) [GAAP]	$4.2	$(5.1)	$(0.5)	$(1.4)	$(0.10)
Adjustments, pre-tax:
Fair value and timing adjustments	—	7.3	—	7.3	0.14
Income tax adjustments (1)	—	(1.8)	—	(1.8)	(0.03)
Net Economic Earnings (Loss) [Non-GAAP]	$4.2	$0.4	$(0.5)	$4.1	$0.01

Three Months Ended June 30, 2021
Net Income (Loss) [GAAP]	$12.1	$(6.6)	$(0.2)	$5.3	$0.03
Adjustments, pre-tax:
Fair value and timing adjustments	0.2	1.9	—	2.1	0.04
Income tax adjustments (1)	—	(0.5)	—	(0.5)	(0.01)
Net Economic Earnings (Loss) [Non-GAAP]	$12.3	$(5.2)	$(0.2)	$6.9	$0.06

Nine Months Ended June 30, 2022
Net Income (Loss) [GAAP]	$236.5	$(0.4)	$(8.2)	$227.9	$4.16
Adjustments, pre-tax:
Fair value and timing adjustments	—	20.9	—	20.9	0.40
Income tax adjustments (1)	4.1	(5.2)	—	(1.1)	(0.02)
Net Economic Earnings (Loss) [Non-GAAP]	$240.6	$15.3	$(8.2)	$247.7	$4.54

Nine Months Ended June 30, 2021
Net Income (Loss) [GAAP]	$255.0	$33.5	$(6.9)	$281.6	$5.23
Adjustments, pre-tax:
Missouri regulatory adjustment	(9.0)	—	—	(9.0)	(0.18)
Fair value and timing adjustments	0.3	5.9	—	6.2	0.12
Income tax adjustments (1)	2.1	(1.5)	—	0.6	0.01
Net Economic Earnings (Loss) [Non-GAAP]	$248.4	$37.9	$(6.9)	$279.4	$5.18

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items, and for nine months ended June 30, 2022, include a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2022
Operating Income (Loss) [GAAP]	$36.8	$(6.9)	$8.0	$—	$37.9
Operation and maintenance expenses	95.0	3.2	8.0	(3.9)	102.3
Depreciation and amortization	58.1	0.3	2.0	—	60.4
Taxes, other than income taxes	43.0	0.4	0.7	—	44.1
Less: Gross receipts tax expense	(23.2)	(0.1)	—	—	(23.3)
Contribution Margin [Non-GAAP]	209.7	(3.1)	18.7	(3.9)	221.4
Natural gas costs	144.5	67.1	—	(8.3)	203.3
Gross receipts tax expense	23.2	0.1	—	—	23.3
Operating Revenues	$377.4	$64.1	$18.7	$(12.2)	$448.0

Three Months Ended June 30, 2021
Operating Income (Loss) [GAAP]	$35.6	$(8.8)	$6.4	$—	$33.2
Operation and maintenance expenses	103.2	3.2	9.2	(3.6)	112.0
Depreciation and amortization	50.9	0.3	1.9	—	53.1
Taxes, other than income taxes	32.1	0.2	0.3	—	32.6
Less: Gross receipts tax expense	(17.9)	—	—	—	(17.9)
Contribution Margin [Non-GAAP]	203.9	(5.1)	17.8	(3.6)	213.0
Natural gas costs	84.9	20.2	—	(8.2)	96.9
Gross receipts tax expense	17.9	—	—	—	17.9
Operating Revenues	$306.7	$15.1	$17.8	$(11.8)	$327.8

Nine Months Ended June 30, 2022
Operating Income (Loss) [GAAP]	$361.6	$(0.4)	$17.2	$—	$378.4
Operation and maintenance expenses	306.5	9.1	28.0	(11.7)	331.9
Depreciation and amortization	169.2	1.0	6.0	—	176.2
Taxes, other than income taxes	150.3	0.8	2.2	—	153.3
Less: Gross receipts tax expense	(96.8)	(0.3)	—	—	(97.1)
Contribution Margin [Non-GAAP]	890.8	10.2	53.4	(11.7)	942.7
Natural gas costs	710.7	160.9	—	(27.1)	844.5
Gross receipts tax expense	96.8	0.3	—	—	97.1
Operating Revenues	$1,698.3	$171.4	$53.4	$(38.8)	$1,884.3

Nine Months Ended June 30, 2021
Operating Income [GAAP]	$366.4	$43.2	$13.9	$—	$423.5
Operation and maintenance expenses	310.2	13.6	28.9	(10.1)	342.6
Depreciation and amortization	149.0	0.9	5.5	—	155.4
Taxes, other than income taxes	124.0	0.9	1.7	—	126.6
Less: Gross receipts tax expense	(81.7)	(0.1)	—	—	(81.8)
Contribution Margin [Non-GAAP]	867.9	58.5	50.0	(10.1)	966.3
Natural gas costs	908.4	14.7	0.1	(26.0)	897.2
Gross receipts tax expense	81.7	0.1	—	—	81.8
Operating Revenues	$1,858.0	$73.3	$50.1	$(36.1)	$1,945.3